Exhibit 15.14

Deloitte Audit Société à responsabilité limitée 20, Boulevard de Kockelscheuer L-1821 Luxembourg Tel: +352 451 453 www.deloitte.lu

March 11, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 16F(a) of ArcelorMittal's Form 20-F dated March 11, 2022, and have the following comments:

1.We agree with the statements made in the second, third and fourth sentences in the first paragraph, and the second paragraph.
2.We have no basis on which to agree or disagree with the statements made in the first sentence in the first paragraph, and the third paragraph.

Yours truly,

/s/ Deloitte Audit S.à r.l.